UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

August 26, 2022
Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 100 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CMRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 26, 2022, Chimerix, Inc. (the “Company”) entered into a procurement contract (the “BARDA Agreement”) with the Biomedical Advanced Research and Development Authority (“BARDA”) for the delivery of up to 1.7 million treatment courses of tablet and suspension formulations of TEMBEXA® to the U.S. government. TEMBEXA is a medical countermeasure for smallpox approved by the U.S. Food and Drug Administration in June 2021.

The BARDA Agreement consists of a five-year base period of performance and a total contract period of performance (base period plus option exercises) of up to ten years (if necessary). Under the terms of the BARDA Agreement, the base period activities are valued at approximately $127 million, consisting of an initial shipment of 319,000 treatment courses of TEMBEXA to be procured and shipped to the Strategic National Stockpile for an aggregate purchase price of approximately $115 million, and reimbursement for certain post-marketing activities of approximately $12 million. The options under the BARDA Agreement are valued at approximately $553 million (if all such options are exercised during the 10-year contract period), which consists of options to purchase up to an additional 1.381 million treatment courses of TEMBEXA for an aggregate purchase price of approximately $551 million and funding for certain post-marketing activities of approximately $2 million.

The foregoing description of the BARDA Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the BARDA Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

As previously disclosed, the Company and Emergent BioSolutions, Inc. (“EBS”) entered into a purchase agreement in May 2022 (the “EBS Agreement”) providing for, among other things, the sale by the Company to EBS of the exclusive worldwide rights to brincidofovir, including TEMBEXA and related assets, for an upfront payment of $225 million and potential additional milestone payments for up to an aggregate of $100 million (subject to adjustment upon finalization of the BARDA Agreement). Based on the terms of the final BARDA Agreement, EBS is expected to pay to the Company: (i) an upfront payment of $238 million, upon the closing of the transactions contemplated by the EBS Agreement, which is conditional upon receipt of any required consent from BARDA to a pre-novation agreement between the Company and EBS; (ii) up to an aggregate of $124 million in milestone payments payable upon the exercise of the options under the BARDA Agreement; (iii) royalty payments equal to 15% of the gross profits from the sales of TEMBEXA made outside of the United States; (iv) royalty payments equal to 20% of the gross profits from the sales of TEMBEXA made in the United States in excess of 1.7 million treatment courses; and (v) up to an additional $12.5 million upon the achievement of certain other developmental milestones. As previously disclosed, the closing of the transactions contemplated by the EBS Agreement remain subject to BARDA’s approval of a pre-novation agreement between the Company and EBS.

Forward-Looking Statements

The Company cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “should,” “would,” “could,” “may” and similar expressions also identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the potential benefits of the BARDA Agreement and EBS Agreement to the Company’s operations and financial position, the parties’ ability to consummate the transactions contemplated under the BARDA Agreement and EBS Agreement, satisfaction of conditions in connection with the BARDA Agreement and EBS Agreement, the parties’ ability to meet expectations regarding the timing and completion of the obligations under the BARDA Agreement and EBS Agreement, and the Company’s expectations with regard to completion of, and payments to be received from, the BARDA Agreement and EBS Agreement. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of these results will be achieved. Actual results may differ from those set forth in this report due to the risks and uncertainties associated with market conditions, the timing of the satisfaction of the obligations under the BARDA Agreement and EBS Agreement, if at all, as well as risks and uncertainties inherent in the Company’s business, including those described in the Company’s other filings with the Securities Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Date: August 31, 2022
	By:	/s/ Michael T. Andriole
	Name:	Michael T. Andriole
	Title:	Chief Business and Financial Officer